Exhibit 99.1

December 22, 2011

The Board of Directors
Blast Energy Services, Inc.
14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014

Re: Letter of Resignation

Dear Fellow Board Members:

I hereby tender my resignation effective immediately from all officer and director positions I presently hold at Blast Energy Services, Inc., including interim President, Chief Executive Officer, Member of the Board, and my positions on Board's Compensation Committee, the Board’s Nominating and Corporate Governance Committee, and the Board’s Audit Committee.  I request that you accept this request effective immediately.

I make this request so that I may pursue other opportunities within the oil and gas exploration industry.

I have enjoyed my tenure with Blast and working with everyone involved.  I wish everyone success at Blast and in their future endeavors.

Sincerely,
/s/ Michael L. Peterson Michael L. Peterson